Exhibit 99.1

Synopsys Completes Acquisition of Ansys
Creating the Leader in Engineering Solutions from Silicon to Systems

News Highlights:

•	Combines leaders in silicon design, IP and simulation and analysis to enable customers to rapidly innovate AI-powered products
•	Now positioned to win in an expanded $31 billion total addressable market (TAM)[1]
•	Fast-tracking integrated technology roadmap, with first set of combined capabilities planned for the first half of 2026

Sunnyvale, Calif., July 17, 2025 – Synopsys (Nasdaq: SNPS) today announced the completion of its acquisition of Ansys. The transaction, which was announced on January 16, 2024, combines leaders in silicon design, IP and simulation and analysis to enable customers to rapidly innovate AI-powered products. Synopsys is now positioned to win in an expanded $31 billion total addressable market (TAM)1.

“Today marks a transformational milestone for Synopsys. For decades, Synopsys has been delivering breakthroughs in silicon design and IP that have fueled chip innovation,” said president and CEO of Synopsys, Sassine Ghazi. “The increasing complexity of developing intelligent systems demands design solutions with a deeper integration of electronics and physics, enhanced by AI. With Ansys’ leading system simulation and analysis solutions now part of Synopsys, we can maximize the capabilities of engineering teams broadly, igniting their innovation from silicon to systems.”

Former Ansys president, CEO, and board member Ajei Gopal and former Ansys board member Ravi Vijayaraghavan are joining Synopsys’ board of directors, effective immediately.

“For half a century, Ansys has enabled innovators across industries to push boundaries with the predictive power of simulation and analysis,” said Gopal. “Our companies have a common culture, a successful longstanding partnership, and now a united mission to empower innovators to drive human advancement. I look forward to serving this mission as a member of the Synopsys board and expect a swift, successful integration.”

Synopsys remains dedicated to helping engineers innovate, reduce time-to-market and costs, and improve product quality by delivering unprecedented insights into how their products will perform in the real world. And, united with Ansys, Synopsys can now deliver holistic system design solutions for customers in industries spanning semiconductors, high-tech, automotive, aerospace, industrial, and more.

Synopsys expects to deliver the first set of integrated capabilities in the first half of 2026 that fuse multiphysics across the full EDA stack, including for multi-die advanced packaging. The combined roadmap also includes integrated solutions to advance testing and virtualization of complex, intelligent systems for automotive and other industries.

This combination bolsters Synopsys’ strong financial position with projected margin expansion and greater unlevered free cash flow generation, enabling rapid deleveraging over a period of two years. Ansys common stock will no longer be listed for trading on the NASDAQ stock market.

Other Resources

•	Video message from Sassine Ghazi
•	Synopsys Blog: ‘Re-engineering Engineering from Silicon to Systems’

1 2023 TAM based on Synopsys management estimates

About Synopsys
Synopsys, Inc. (Nasdaq: SNPS) is the leader in engineering solutions from silicon to systems, enabling customers to rapidly innovate AI-powered products. We deliver industry-leading silicon design, IP, simulation and analysis solutions, and design services. We partner closely with our customers across a wide range of industries to maximize their R&D capability and productivity, powering innovation today that ignites the ingenuity of tomorrow. Learn more at www.synopsys.com.

© 2025 Synopsys, Inc. All rights reserved. Synopsys, the Synopsys logo, and other Synopsys trademarks are available at https://www.synopsys.com/company/legal/trademarks-brands.html. Other company or product names may be trademarks of their respective owners.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the federal securities laws, including, but not limited to, statements that relate to our expected future business and financial performance, the anticipated benefits of the transaction, the anticipated impact of the transaction on the combined business, and the expected synergies from the transaction. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions or the negatives of these words or other comparable terminology to convey uncertainty of future events or outcomes. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks, uncertainties and other factors that could cause actual future events to differ materially from the forward-looking statements in this communication, including, but not limited to: (i) our ability to maintain relationships with Synopsys’ and Ansys’ customers, suppliers and other business partners; (ii) the effect of the transaction on our operating results and business; (iii) our ability to implement plans, forecasts, expected financial performance and other expectations with respect to the combined business and realize the expected benefits/synergies as well as manage the scope and size of the combined company; (iv) unexpected costs, charges and expenses related to the integration; (v) our ability to successfully integrate Ansys’ operations and product lines; (vi) difficulties in retaining and hiring key personnel and employees due to the integration; (vii) the diversion of management time on integration; (viii) our ability to manage significant indebtedness, including indebtedness incurred in connection with the transaction, and the need to generate sufficient cash flows to service and repay such debt; (ix) uncertainty in the macroeconomic and geopolitical environment and its potential impact on the semiconductor and electronics industries; (x) uncertainty in the growth of the semiconductor, electronics and artificial intelligence industries, (xi) the highly competitive industries we operate in; (xii) actions by the U.S. or foreign governments, such as the assessment of fines or the imposition of additional export restrictions or tariffs; (xiii) consolidation among our customers and within the industries in which we operate, as well as our dependence on a relatively small number of large customers; and (xiv) the evolving legal, regulatory and tax regimes under which we operate.

Our filings with the Securities and Exchange Commission, which you may obtain for free at its website at http://www.sec.gov, discuss some of the important risk factors that may affect our business, results of operations and financial condition. Actual results may vary from the estimates provided. We undertake no intent or obligation to publicly update or revise any of the estimates and other forward-looking statements made in this announcement, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact:
Trey Campbell
Synopsys, Inc.
650-584-4289
Synopsys-ir@synopsys.com

Editorial Contact
Cara Walker
Synopsys, Inc.
(650) 584-5000
corp-pr@synopsys.com